MULTIPLE CLASS PLAN
                                       OF
                            THE TRAUTMAN KRAMER TRUST


         SECTION 1. This Multiple Class Plan (the "Plan") adopted in accordance with Rule 18f-3 promulgated under the Investment Company Act of 1940, as amended (the "1940 Act"), shall govern the terms and conditions under which The Trautman Kramer Trust (the "Trust") may issue separate classes of shares representing interests in the Trust's series of funds (the "Funds") listed on Appendix A. To the extent that a subject matter herein is covered by the Trust's Certificate of Trust, Trust Instrument or Bylaws, the Certificate of Trust, Trust Instrument and/or Bylaws will control in the event of any inconsistencies with the descriptions herein.

         SECTION 2. Rights and Obligations. Except as set forth herein, all classes of shares issued in respect of a Fund have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations, and terms and conditions. The only difference among the various classes of shares relate solely to the following factors: (a) each class may be subject to different class expenses as discussed under Section 4 of this Plan; (b) each class may bear different identifying designations; (c) each class will have exclusive voting rights with respect to any such class; (d) each class may have different exchange privileges; and (e) certain classes may provide for the conversion of such class into another class.

         SECTION 3. Classes of Shares and Designation Thereof. Each Fund may offer any or all of the following classes of shares:

                  (a) Class A Shares. "Class A" Shares of a Fund will be sold at net asset value plus a front-end sales load of 4.50% of the offering price. The sales load will be subject to reductions for larger purchases under a combined purchase privilege, a right of accumulation, or a letter of intent. The front-end sales load will be subject to certain other reductions permitted by Section 22(d) of the 1940 Act. No sales load will be imposed upon purchases: (1) by certain "qualified persons," which are (a) active or retired Trustees, Directors, officers, partners or employees (their spouses and children under age
         21) of (i) Trautman Kramer Capital Management, Inc. (the "Adviser"), Tocqueville Asset Management, L.P. (the "Subadviser"), and Trautman Kramer & Company, Inc. (the "Distributor") or any affiliates or subsidiaries thereof (the directors, officers or employees of which shall also include their parents and siblings for all purchasers of Fund shares), (ii) dealers having a selected dealer agreement with the Distributor, (iii) trade organizations to which the Adviser belongs, or
         (iv) organizations providing professional services to the Trust and (b) trustees or custodians of any qualified retirement plan or IRA established for the benefit of a person in (a) above; and (2) by persons who have, within the previous 30 days, redeemed their shares of such Fund. The amount which may be purchased at net asset value is limited to an amount up to, but not exceeding, the net amount of redemption proceeds.



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                  Class A  Shares  of a Fund  will be  subject  to a Rule  12b-1 distribution fee and a Shareholder Servicing fee, as provided under separate plans, at an annual rate of up to .50% and .25%, respectively, of the average daily net assets attributable to the Class A Shares of
         the  Fund.  The  Rule  12b-1   distribution   fee  is  payable  to  the
         Distributor, and/or certain financial intermediaries having agreements with the Distributor for the distribution of Class A shares of the Fund, and the Shareholder Servicing fee is payable to the Distributor
         and/or   certain   financial   intermediaries   that  provide   certain
         shareholder services to the Class A shares of the Fund.

                  (b) Class B Shares. "Class B" Shares of a Fund will be sold to investors at net asset value plus a front-end sales load of 1.00% of the offering price and a contingent deferred sales charge ("CDSC"). An investor's proceeds from a redemption of Class B Shares of a Fund made within eighteen (18) months after their purchase (the "CDSC Period") generally will be subject to a maximum 1% CDSC payable to the Distributor. No CDSC will be imposed on amounts representing an increase in the value of the shareholder's account resulting from capital appreciation above the amount paid for shares purchased during the CDSC Period. In determining whether a CDSC is applicable, it will be assumed that a redemption is made, first, of any shares in the shareholder's Fund account that are not subject to a CDSC; second, of shares derived from reinvestment of dividends and distributions; third, of shares purchased and held on a first-in/first-out basis. The CDSC will be assessed on an amount equal to the lesser of the then current market value or the original cost of the shares being redeemed. The provisions of the CDSC Period may not be changed without the consent of the Distributor and the Trust's Board of Trustees, including a majority of trustees who are not interested persons of the Trust, with respect to Class B Shareholders.

                  Class B  Shares  of a Fund  will be  subject  to a Rule  12b-1 distribution fee and a Shareholder Servicing fee, as provided under separate plans, at an annual rate of up to .50% and .25%, respectively, of the average dialy net assets attributable to the Class B Shares of the Fund. The Rule 12b-1 distribution fee is payable to the Distributor, and/or certain financial intermediaries having agreements with the Distributor for the distribution of Class B shares of the Fund, and the Shareholder Servicing fee is payable to the Distributor and/or certain financial intermediaries that provide certain shareholder services to the Class B shares of the Fund.

                  No sales load will be imposed upon purchases by persons who have, within the previous 30 days, redeemed their Class B shares of such Fund.

                  The CDSC applicable to Class B shares may be waived, subject to confirmation of a shareholder's status, for: (1) a total or partial redemption made within one year of the death of the shareholder; (2) a redemption in connection with a minimum required distribution from an IRA, Keogh or custodial account under section 403(b) of the Internal Revenue Code; (3) distributions from a qualified plan upon retirement; and (4) a redemption resulting from an over-contribution to an IRA.


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         SECTION 4.  Allocation of Expenses.

                  (a) Class Expenses. Each class of shares of a Fund shall be subject to different class expenses consisting of (1) Rule 12b-1 plan distribution fees and shareholder service plan fees, if applicable to a particular class, (2) transfer agency and other recordkeeping costs to the extent allocated to a particular class, (3) SEC and blue sky registration fees incurred separately by a particular class, (4) litigation or other legal expenses relating solely to a particular class, (5) printing and postage expenses related to the preparation and distribution of class specific materials such as shareholder reports, prospectuses and proxies to shareholders of a particular class, (6)
         expenses of administrative personnel and services as required to support the shareholders of a particular class, (7) audit or accounting fees or expenses relating solely to a particular class, (8) director fees and expenses incurred as a result of issues relating solely to a particular class, and (9) any other expenses subsequently identified that should be properly allocated to a particular class, which shall be approved by the Board of Trustees (collectively, "Class Expenses").

                  (b) Other Expenses. Except for the Class Expenses discussed above (which will be allocated to the appropriate class), all expenses incurred by a Fund will be allocated to each class of shares of the Fund on the basis of the net asset value of each class to the net asset value of the Trust or the Fund, as the case may be.

                  (c) Waivers and Reimbursements of Expenses. The Distributor, the Adviser, and any provider of services to the Funds may defer, waive or reimburse the expenses of a particular class or classes, provided, however, that such waiver shall not result in cross-subsidization between classes. The Distributor, the Adviser, and any provider of services may seek repayment of such deferred or absorbed expenses after the practice is discontinued, provided that the aggregate expenses in the year such amounts are recouped do not exceed any expense limitations of the class of shares of the Fund.

         SECTION 5. Allocation of Income. Each Fund will allocate income and realized and unrealized capital gains and losses based on the relative net assets of each class of its shares.

         SECTION 6. Exchange Privileges. Shareholders may exchange Class A and/or Class B shares of any or all of an investment in a Fund for shares of the Firstar Money Market Fund. For purposes of the exchange privilege, exchanges into and out of the Firstar Money Market Fund will be treated as shares owned in the Fund.

         SECTION 7. Conversions. Class A shares may not be converted into Class B shares, and Class B shares may not be converted into Class A Shares.

         SECTION 8. This Plan shall not take effect until a majority of the trustees of the Trust, including a majority of the directors who are not interested persons of the Trust, shall

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find that the Plan, as proposed and including the expense allocations, is in the best interests of each class individually and the Trust as a whole.

         SECTION 9. This Plan may not be amended to materially change the provisions of this Plan unless such amendment is approved in the manner specified in Section 8 above.


Approved:         November 20, 1997

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                                  APPENDIX A TO
                               MULTIPLE CLASS PLAN
                                       OF
                            THE TRAUTMAN KRAMER TRUST


The Trautman Kramer Value Plus Fund



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